Exhibit 4.2
AMENDED AND RESTATED
POTOMAC BANK OF VIRGINIA
EMPLOYEE STOCK PURCHASE PLAN
1. PURPOSE
     This Employee Stock Purchase Plan (the “Plan”) is an amendment and restatement of the Potomac Bank of Virginia Employee Stock Purchase Plan, adopted by Potomac Bank of Virginia (“Potomac Bank”) and assumed by Sandy Spring Bancorp, Inc. (the “Corporation”) in accordance with Section 5.14 of the Agreement and Plan of Merger dated as of October 10, 2006 pursuant to which Potomac Bank was merged with and into Sandy Spring Bank (“Sandy Spring”) as of 11:59 p.m. on February 15, 2007 (the “Merger Date”). The assumption of the Plan by the corporation and this amendment and restatement are effective as of 11:59 p.m. on February 15, 2007 (the “Effective Time”). The Plan was adopted by Potomac Bank to provide its employees with an opportunity to acquire common stock of Potomac Bank through options that were intended to be issued pursuant to an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).
2. ADMINISTRATION
     The Plan shall be administered by the Stock Option Committee appointed pursuant to the Sandy Spring Bancorp, Inc. 2005 Stock Plan (the “Committee”). At all meetings of the Committee, a majority of the Committee members then in office shall constitute a quorum for the transaction of business, and the act of a majority of the Committee members present at any meeting in which there is a quorum shall be the act of the Committee. Any action required or permitted to be taken by the Committee may be taken without a meeting if the action is taken by all members of the Committee. The action shall be evidenced by one or more written consents stating the action taken, signed by each Committee member either before or after the action is taken, and included in the minutes or filed with the corporate records reflecting the action taken.
     The interpretation and construction by the Committee of any provisions of the Plan or any option granted under it shall be final unless otherwise determined by the Board of Directors. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.
3. ELIGIBILITY
     The persons eligible to participate in the Plan shall be those former employees of Potomac Bank who, as of immediately prior to the Effective Time, were holders of outstanding, unexercised options to acquire common stock of Potomac Bank under the Plan. Each such outstanding, unexercised option is hereinafter referred to under the Plan as a “Potomac Bank ESPP Option.”

4. CONVERSION OF OPTIONS; SHARES SUBJECT TO THE PLAN
     Effective as of the Effective Time, each Potomac Bank ESPP Option shall be converted into an option to acquire shares of common stock of the Corporation, par value $1.00 per share (each, a “New ESPP Option”), the number of which shares shall be determined by multiplying the number of shares of common stock of Potomac Bank that were subject to the Potomac Bank ESPP Option by 0.6143 (rounded down to the nearest whole share), at an exercise price determined by dividing the exercise price per share of the Potomac Bank ESPP Option by 0.6143 (rounded up to the nearest whole cent).
     No options, other than New ESPP Options converted pursuant to the immediately preceding paragraph, shall be granted under the Plan. All options previously granted under the Plan that are not converted into New ESPP Options pursuant to the immediately preceding paragraph shall terminate and cease to be exercisable as of the Effective Time.
     Except as otherwise recognized by the provision of Article 5(f), a total of 9,325 shares may be issued upon exercise of Options granted under this Plan and outstanding at the Effective Time.
5. TERMS AND CONDITIONS
     Each New ESPP Option shall be subject to the terms and conditions of the grant agreement which granted the Potomac Bank ESPP Option from which such New ESPP Option was converted (the “Original Grant Agreement”).
     (a) Medium and Time of Payment
     The exercise price shall be payable in United States dollars no more than thirty days after the option is exercised and may be paid in cash or by check. The Board of Directors of the Corporation (the “Board”) may require earlier payment.
     (b) Term of Options
     Each New ESPP Option shall have an exercise period and shall be terminable in accordance with the provisions of the Original Grant Agreement with respect to such New ESPP Option.
     (c) Accrual Limitation
     No option shall permit the rights of an optionee to purchase stock under all “employee stock purchase plans” of the Corporation and its parent corporation and subsidiary corporations to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time the option is granted) for each calendar year in which the option is outstanding at any time. For purposes of this Article 5(c), (i) the right to purchase stock under an option accrues when the option (or any portion thereof) first becomes exercisable during the calendar year, (ii) the right to purchase stock under an option accrues at the rate provided in the option, but in no case may such rate exceed $25,000 of fair market value of such stock (determined at the time such option is granted) for any one calendar year, and (iii) a right to purchase stock which has accrued under one option granted pursuant to the Plan may not be carried over to any other option.
     (d) Termination of Employment Except Death
     In the event that the holder of a New ESPP Option shall cease to be employed by the Corporation or a subsidiary of the Corporation for any reason other than his death and shall be no longer in the employ of any of them, such option holder shall have the right to exercise such New ESPP Option at any time within three months after such termination of employment to the extent his right to exercise such option had accrued pursuant to this Plan, had not previously been exercised at the date of such termination, and had not expired by its terms. Whether authorized leave of absence or absence for military or governmental service shall constitute termination of employment, for the purposes of this Plan, shall be determined by the Committee, which determination, unless overruled by the Board of Directors, shall be final and conclusive.
     (e) Death of Option Holder and Transfer of Option
     If the holder of a New ESPP Option shall die while in the employ of the Corporation or a subsidiary of the Corporation or within a period of three months after the termination of his employment with the Corporation or a subsidiary of the Corporation and shall not have fully exercised the option, such New ESPP Option may be exercised to the extent that the option holder’s right to exercise such New ESPP Option had accrued pursuant to this Plan at the time of his death, had not expired by its terms and had not previously been exercised, at any time within one year after the option holder’s death, by the executors or administrators of the option holder or by any person or persons who shall have acquired the option directly from the option holder by bequest or inheritance.
     No New ESPP Option shall be transferable by the option holder otherwise than by will or the laws of descent and distribution, and is exercisable during his life time only by the option holder.
     (f) Recapitalization
     The number and kind of shares subject to the New ESPP Options, and the exercise price thereof, shall be proportionately adjusted for any increase, decrease, change or exchange of shares for a different number or kind of shares or other securities of the Corporation which results from a merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares, or similar event in which the number or kind of shares is changed without the receipt or payment of consideration by the Corporation. The issuance by the Corporation or an affiliate of shares of stock of any class, or of securities convertible into shares or stock of another class, for cash or property or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, shall not affect, and no adjustment shall be made with respect to, the number, class, or exercise price of shares then subject to New ESPP Options. If, by reason of any adjustment made pursuant to this paragraph, a holder of a New ESPP Option becomes entitled to new, additional, or different shares of stock or securities, such new, additional, or different shares of stock or securities shall thereupon be subject to all of the conditions and restrictions which were applicable to the shares pursuant to the New ESPP Option before the adjustment was made. No New ESPP Option shall be adjusted in a manner that would cause such New ESPP Option to fail to continue to qualify as an option issued pursuant to an “employee stock plan” within the meaning of Section 423 of the Code.
     (g) Rights as a Stockholder
     Neither a holder of, or transferee of, a New ESPP Option shall have any rights as a stockholder with respect to any shares covered by a New ESPP Option until the date payment for such shares is received and ownership is recorded in the name of the holder of such New ESPP Option or such holder’s permissible transferee. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities, or other property) or distributions or other rights for which the record date is prior to such date, except as provided in Article 5(f) hereof.
     (h) Investment Purpose
     Each of the New ESPP Options has been granted on the condition that the purchases of stock pursuant to the exercise of such Options shall be for investment purposes, and not with a view to resale or distribution except that in the event the stock subject to such option is registered under the Securities Act of 1933, as amended, or in the event a resale of such stock without such registration would otherwise be permissible, such condition shall be inoperative if in the opinion of counsel for the Corporation such condition is not required under the Securities Act of 1933 or any other applicable law, regulation, or rule of any governmental agency.
6. TERM OF PLAN
     This Plan shall terminate on the day following the last exercise date for any of the New ESPP Options.
7. INDEMNIFICATION OF COMMITTEE
     In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense of any action, suit, or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit, or proceeding that such Committee member is liable for negligence or misconduct in performance of his duties; provided that within 60 days after institution of any such action, suit or proceeding a Committee member shall in writing offer the corporation the opportunity, at its own expense, to handle and defend the same.
8. AMENDMENT OF THE PLAN
     The Board may, insofar as permitted by law, from time to time, revise or amend the Plan in any respect that whatsoever, except that no modification or termination of the Plan may adversely affect any New ESPP Option without the consent of the holder of such Option, and the Plan may not be amended in any manner that will cause the New ESPP Options to fail to meet the requirements of employee stock purchase options as defined in Section 423 of the Code.
9. APPLICATION OF FUNDS
     The proceeds received by the Corporation from the sale of common stock pursuant to options granted pursuant to this Plan will be used for general corporate purposes.